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                                 EXHIBIT # 10.1

                            AGREEMENT NOT TO COMPETE

THIS AGREEMENT is dated this 26th day October, 1995 by John Dunham an individual and Ballistic Recovery Systems, Inc., ("BRS") a Minnesota corporation.

John Dunham desires and intends to enter this Covenant Not to Compete related to the design, development,manufacturing, marketing and distribution of "Whole Aircraft Recovery Systems" to BRS, based upon the terms and conditions set forth.

BRS desires to compensate John Dunham for his Covenant Not to Compete (the "Agreement") with BRS based upon the terms and conditions set forth.

In consideration of the covenants and agreements contained herein and for other good and valuable consideration, the value of which is acknowledged and the parties agree as follows:

Except as specifically consented to by BRS in writing, from the date of this Agreement and for a Ten (10) year period, John Dunham shall not, in the United States of America, Canada or worldwide, either directly or indirectly compete with BRS in any of BRS's current or future markets, provided BRS is not in default under the Agreement, as set forth:

1. John Dunham has all requisite corporate power and authority for and on behalf of Second Chantz Aerial Survival Equipment, Inc. ("SCI"). Upon execution of the terms of this Agreement, SCI shall cease all business activities, as set forth herein.

2. John Dunham is in the business of designing, developing, manufacturing, marketing and distributing "Whole Aircraft Recovery Systems" and components which includes, but is not limited to: Ultralights, R.P.V.'s, Hanggliders, Paragliders, Home build Aircraft, Microlights, Rotorcraft, Balloons and Certified Aircraft. Other "recovery systems" used for applications other than "Whole Aircraft Recovery Systems" shall be excluded.

3. During the term of this Covenant Not to Compete, John Dunham will neither directly or indirectly, own, manage, finance, operate or control, participate in, act as a consultant or advisor, or be connected in any way with business activities which are competitive or become competitive with BRS and further will not disclose trade secrets, price lists, customer lists, financial information, technical information, or other confidential information concerning BRS or SCI business affairs, for the Ten year term.

4. John Dunham directing SCI will cease taking customer orders within Two (2) working days from the date of execution of this Agreement. John Dunham will direct SCI to fill the current backlog of orders that it has as of the date of execution of this Agreement and be completed within Ninety (90) days of execution.

5. John Dunham will continue to service SCI parachute units for Ninety (90) days after the execution of this Agreement. BRS agrees not to service SCI units, but will provide update options to BRS units for all SCI customers.



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6.  All repairs and re-pack work will be discontinued by SCI and Dunham Ninety
    (90) days after execution of this Agreement, except for warranty service, set forth herein.

7. John Dunham has the option of becoming an exclusive North American distributor for BRS parachutes designed for the Air Creation Trike and would receive the most favorable OEM pricing which is currently twenty-eight (28%) percent. John Dunham shall further have the option to become a distributor for other BRS systems.

8. John Dunham retains the rights to produce the patented invention termed the A.I.R.(R) Rocket device for "Whole Aircraft Recovery Systems" and other applications, which are beyond the scope of this Agreement. Should BRS decide to introduce the A.I.R.(R) Rocket into its product line, John Dunham agrees to supply the product for "Whole Aircraft Recovery Systems" exclusively to BRS. John Dunham will provide BRS with plans and specifications of the A.I.R.(R) Rocket System which are presently available. John Dunham will further work diligently to help integrate his A.I.R.(R) Rocket into the BRS product line. John Dunham will supply free of charge several working samples and parachute container for BRS inspection and tests. Any sales for the A.I.R.(R) Rocket Device for UP Europe shall be sold exclusively through BRS.

9. Any and all inquiries regarding warranty service of the A.I.R.(R) Rocket will be forwarded by BRS to John Dunham for servicing and shall continue so long as John Dunham designates.

10. As a condition to this Agreement, it is understood and the parties agree that all press releases and other announcements, regarding this Agreement, whether written or oral shall be subject to mutual agreement and consent prior to dissemination.

11. It is understood that as a condition to this Agreement (whether written or oral) any and all information concerning this Agreement, including the parties, terms, conditions, consideration shall remain in strict confidence. No portion of its contents shall be unnecessarily disclosed, released, or divulged to any person, corporation, business, opposing attorney, or the public. That any necessary disclosure imposed on BRS by law, shall be limited to only that information imposed by law and as set forth in this Agreement.

12. BRS agrees and acknowledges that it has all requisite corporate power and authority to enter into this valid and binding contract and to consummate the transactions contemplated. This agreement and any other agreements and instruments to be executed by BRS in connection have been or will be duly executed and authorized by all necessary action, corporate or otherwise and constitute a legal, valid, and binding obligation of BRS and be enforceable in accordance with the terms. The execution of this Agreement will not result in a breach or be in conflict with any other agreement, Article of Incorporation or Bylaw, or other regulation applicable to BRS.

13. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Nevada.

14. This Agreement, the exhibits and the documents delivered with this Agreement contain or will contain the entire agreement between the parties and supersede all previous oral and written commitments, negotiations and understandings.



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15. Any provision of this Agreement which is invalid, illegal or unenforceable shall be ineffective as to the other provisions of this Agreement and will not affect the legality and enforceability of the remaining provisions.

16. BRS, SCI, and John Dunham and their respective directors, officers, employees and assigns shall jointly and severally, indemnify and hold harmless one another and their representatives and assigns at all times from any and all claims, losses, damages, liabilities, assessments, suits, actions, legal or otherwise, including any costs, expenses or accounting for any actions incurred or suffered by the other party in connection with a breach by BRS, SCI, or John Dunham of any obligation contained in this Agreement.

17. The parties agree and understand that any breach of this Agreement will cause one another irreparable harm for which there is no adequate remedy at law, and, in addition to whatever rights they may otherwise have under applicable law; further, each party consents to special damages of a reasonable amount for the breach of any of the covenants or agreements herein. Any controversy, claim or dispute arising from the breach of this Agreement shall be initially submitted to binding arbitration in the state of John Dunham's residence first and any subsequent to the state of BRS choosing.

18. In the event of a dispute or breach of this Agreement, the party against whom such claim is finally determined agrees to pay the court costs and reasonable attorney fees of the party who prevails on such claim.

19. This Agreement shall inure and be assignable to the benefit of and be binding upon the parties and their respective permitted successors, heirs and assigns.

20. BRS, SCI and John Dunham and their respective directors, officers, employees, and assigns shall jointly and severally, indemnify and hold harmless one another and their representatives and assigns at all times as a result of any claims against, or liabilities or obligations of BRS, SCI and John Dunham related to their respective business or the products.

    (I) BRS disclaims any and all responsibility and liability for John Dunham's and SCI's, past, present, and future products and business activities; and

    (II) John Dunham and SCI disclaim any and all responsibility and liability for BRS's, past, present, and future products and business activities.


IN CONSIDERATION of the representations, covenants and agreements set forth, the parties agree to the following terms: BRS promises to pay John Dunham, his successors, heirs or assigns, Five Hundred Thousand Dollars ($500,000.00) as follows:

a. Upon execution of this Agreement, BRS shall immediately pay to John Dunham, a payment of Five Thousand Dollars ($5,000.00) by certified check.



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b.      Simultaneously with the execution of this Agreement, BRS shall give an invoice crediting John Dunham in the amount of Fifteen Thousand Dollars ($15,000.00) for BRS complete, assembled parachute systems the model designated by John Dunham and delivery taken of no more than four
        (4) units per month in each of January and February 1996, with the remaining units taken at any time thereafter.

c. Eighty-Thousand Dollars ($80,000.00) which amount shall not accrue interest, shall be payable over a maximum of four (4) years. Any amount unpaid shall be paid in full on November 1, 1999. The parties have agreed to a minimum monthly payment of Fifteen Hundred Dollars ($1500.00) payable by check to John Dunham as designated. The first payment will be due One Hundred (100) days from the date of execution of this Agreement and continuing the tenth day of each month thereafter.

d.      The remaining balance of Four Hundred Thousand Dollars
        ($400,000.00) is payable over a maximum of Ten (10) years. Any amount unpaid shall be paid in full on November 1, 2005, with amortized interest of Four (4%) percent per annum. Simultaneously with the execution of this Agreement, BRS will pay to John Dunham as designated, on the first day of each month and continuing until paid in full. BRS may pre-pay any amount outstanding under this agreement in whole or in part without penalty.

e. BRS shall grant to John Dunham, simultaneously with the execution of this Agreement, a stock option of Fifty-Thousand (50,000) shares of BRS voting common stock. The strike price (issue price) will be $0.25 cents per share with a ten (10) year life and will vest on the following schedule:

        i.      20% vesting at the time of the execution of this agreement;
        ii.     20% vesting on the first anniversary date;
        iii.    20% vesting on the second anniversary date;
        iv.     20% vesting on the third anniversary date; and
        v.      20% vesting on the fourth anniversary date.

In the event BRS fails to make any payment or payments required to be made under this Agreement, and having thirty (30) days to cure the default, following written notice by John Dunham to BRS the Covenant Not to Compete granted to BRS shall automatically and without further action terminate and be null and void and BRS shall be in breach of this contract and subject to the conditions set forth and John Dunham will be entitled to all remedies at law, including liquidated damages.

In Witness Whereof, each of the parties has executed this Agreement as of this 26th day of October, 1995.


BALLISTIC RECOVERY SYSTEMS, INC.                        JOHN DUNHAM

BY: /s/ Mark B. Thomas                                  BY: /s/ John Dunham
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Chief Financial Officer/Chief Operations Officer
duly authorized by the Board of Directors of BRS
to enter into this agreement.





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